Exhibit 5.1

FLG Flangas Law Group

Writer’s email: kps@fdlawlv.com

February 10, 2021

KushCo Holdings, Inc.
6261 Katella Avenue, Suite 250
Cypress, CA 90630

        RE:    KushCo Holdings, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:
At your request, we have acted as special Nevada counsel to KushCo Holdings, Inc., a Nevada corporation (the “Company”), and have examined the Registration Statement on Form S-8 (as it may be amended from time to time, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 10,000,000 shares of common stock, $0.001 par value per share (the “Shares”), of the Company issuable under the Company’s 2016 Stock Incentive Plan (the “Plan”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein.
We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.
    In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.
For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.
    Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Exhibit 5.1
February 10, 2021

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ FLANGAS LAW GROUP

FLANGAS LAW GROUP